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                 [GRAY CARY WARE & FREIDENRICH, LLP LETTERHEAD]


April 23, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Launch Media, Inc. Post-Effective Amendment to Registration Statement on Form SB-2

Dear Ladies and Gentlemen:


     As counsel to Launch Media, Inc. (the "Company"), we are rendering this opinion in connection with a proposed sale of up to 100,000 shares of the Company's newly-issued Common Stock as set forth in the Registration Statement on Form SB-2 filed pursuant to Rule 462(b) to which this opinion is being filed as Exhibit 5.1 (the "Shares"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.


     Based on such examination, we are of the opinion that the Shares identified in the above referenced Registration Statement will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                       Respectfully submitted,

                                       /s/ Gray Cary Ware & Freidenrich LLP
                                       -----------------------------------------
                                       GRAY CARY WARE & FREIDENRICH LLP